Mergers

In accordance with a Plan of Reorganization filed herewith as an Exhibit, which Plan of Reorganization and the transactions contemplated thereby were approved by the Registrant's Board of Directors and by a vote of the shareholders of the Sentinel Capital Opportunity Fund, on March 30, 2007, the Sentinel Capital Opportunity Fund, a series of the Registrant, merged into Sentinel Capital Growth Fund, another series of the Registrant.

In accordance with an Agreement and Plan of Reorganization filed herewith as an Exhibit, which Agreement and Plan of Reorganization and the transactions contemplated thereby were approved by the Registrant's Board of Directors, the Board of Trustees of The Advisers Inner Circle Fund, a Massachusetts Trust, and by a vote of the shareholders of the Large Cap Core Equity Fund and the Intermediate-Term Bond Fund, each a series of The Advisers Inner Circle Fund, on May 4, 2007, among other transactions, the Large Cap Core Equity Fund merged into Sentinel Common Stock Fund, a series of the Registrant, and the Intermediate-Term Bond Fund merged into Sentinel Government Securities Fund, a series of the Registrant.